                                                                    Exhibit 4.5

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                             STOCK PLEDGE AGREEMENT

                                 BY AND BETWEEN

                               PASCUAL MASTELLONE

                            VICTORIO BRUNO MASTELLONE

                                 JOSE MASTELLONE

                            DALLPOINT INVESTMENTS LLC

                                       and

                              THE BANK OF NEW YORK

                           BANCO RIO DE LA PLATA S.A.

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                        BUENOS AIRES, OCTOBER 22ND, 2004

                             STOCK PLEDGE AGREEMENT

This Stock Pledge Agreement (the "Agreement") is made in the City of Buenos
Aires, Argentina, this 22 day of October, 2004, by and among:

o    Banco Rio de la Plata S.A. (the "Collateral Agent"), domiciled at Bartolome
     Mitre 480, City of Buenos Aires, Argentina, hereat represented by Mr.
     Nicolas del Campo Wilson and Mr. Claudio A. Cesario, in their capacity as attorneys-in-fact with full power to execute these presents;

o    The Bank of New York ("BONY"), domiciled at 101 Barclay Street, 7 East, New
     York, New York, United States of America, hereat represented by Mr. Walter
     D. Salvatori, in his/her capacity as attorney-in-fact with full power to execute these presents;

o    Dallpoint Investments LLC ("Dallpoint"), domiciled at Corporation Trust
     Center, 1209 Orange Street, City of Wilmington, County of New Castle, State
     of Delaware, United States of America, hereat represented by Mr. Carlos M.
     Agote, in his capacity as attorney-in-fact with full power to execute these presents, and Messrs. Pascual Mastellone, Jose Mastellone and Victorio
     Mastellone (the "Mastellone Brothers"), all of them domiciled at
     Encarnacion Ezcurra 365, piso 2(o), oficina "310", City of Buenos Aires
     (hereinafter, Dallpoint and the Mastellone Brothers are collectively referred to as the "Pledgors").

Each of the Collateral Agent, BONY and Pledgors are referred to in this
Agreement individually as a "Party" and collectively as the "Parties".

WHEREAS

(i)      Pursuant to the Indenture dated March 31, 1998, as amended, among
         Mastellone Hermanos S.A. (the "Company"), as issuer, BONY, as Trustee,
         Co-Registrar and Principal Paying Agent, and Banco Rio de la Plata
         S.A., as Registrar and Paying Agent, the Company issued 11.75% Senior
         Notes due 2008 (the "Existing Notes") in the principal amount of
         US$225,000,000, 100% of which principal amount remained outstanding as of October 22nd, 2004 (the "Cut-off Date");

(ii)     In addition to its indebtedness under the Existing Notes, the Company had as of the Cut-off Date financial debt originally owed to banking institutions in the amount of approximately US$104.000.000 (or its equivalent) (the "Existing Bank Debt" and, together with the Existing
         Notes, and interest accrued on the Existing Notes and the Existing Bank
         Debt to the Cut-off Date, the "Debt Subject to the Offers");

(iii)    On September 16, 2004, pursuant to an Offering Memorandum dated on the same date (as amended and supplemented) the Company made a cash tender offer and an exchange offer (the "Offers") to the holders of Existing
         Notes and Existing Bank Debt;

(iv)     The Offers made by the Company have been accepted by a majority of its creditors, whose claims account for approximately 97,8% of the principal amount of the Debt Subject to the Offers as of October 19,
         2004;

(v)      Pursuant to the Offers the Company will issue Exchange Notes and
         Exchange Floating Rate Debt, to be delivered in exchange for the Debt
         Subject to the Offers;

(vi)     In addition, and as provided for under the Offer, upon the issuance of the Exchange Notes but not later than 180 days thereafter, the Company shall issue another series of notes which will be registered with the
         United States Securities and Exchange Commission ("SEC New Notes"), and
         will be offered in exchange for the Exchange Notes (the Exchange Notes, and the SEC New Notes, issued under the Indenture, collectively referred to herein as the "Secured Debt");

(vii)    As provided in the Offering Memorandum, the terms and conditions of the
         Secured Debt are governed by an Indenture (the "Indenture") executed on the date hereof by and between the Company and BONY, a copy of which is attached hereto as Schedule A;

(viii)   Both the Offers and the Indenture, the terms and conditions of which
         Pledgors hereby acknowledge and accept, provide that on the one hand the Secured Debt and on the other hand the Exchange Floating Rate Debt will be respectively secured with a first rank pledge of an aggregate of shares equal to 49% of the Company's capital tock and voting rights, which shall be proportionally distributed between each pledge, as it is set forth in the Offering Memorandum. The obligation of the Pledgors to constitute this Pledge is evidenced in the Shareholders' Meeting of the
         Company dated March 5, 2004, whereby the issuance of the Offers was approved;

(ix)     As provided for under the foregoing documents, Pledgors hereby create on the date hereof a stock pledge for the benefit of holders of the
         Secured Debt (collectively, "Secured Creditors"), and, by a separate instrument, Pledgors hereby create another stock pledge for the benefit of holders of the Exchange

         Floating Rate Debt, in such proportions as are contemplated under clause (viii) above;

(x)      The Offering Memorandum, the Offers and the Indenture provide that
         Banco Rio de la Plata S.A. will act as collateral agent under the
         Pledge agreement, with full power to execute this agreement on behalf of the Secured Creditors;

(xi)     The Indenture and the Offering Memorandum as supplemented in order to participate in the Offers, authorize BONY and the Collateral Agent to execute this Agreement on behalf of the Secured Creditors;

(xii)    This Agreement is executed by BONY, as Trustee, Co-Registrar and
         Principal Paying Agent, under the Indenture, and as Closing Agent under the Offering Memorandum. In addition, this Agreement is executed by
         Banco Rio de la Plata S.A. as Collateral Agent, assuming its rights and liabilities under the terms and conditions of this Agreement.

NOW, THEREFORE, the Parties agree to enter into this Agreement, subject to the following terms and conditions:

1. PURPOSE.

Pledgors hereby create in favor of the Collateral Agent, acting on behalf of the
Secured Creditors, as security for the Secured Debt, a first commercial pledge, in accordance with the provisions of section 580 et seq. of the Argentine
Commercial Code (the "Pledge") on such number of registered non endorsable shares of par value Pesos 1 each as shall represent 32,51% (thirty two with fifty one per cent) of the capital stock and voting rights of the Company (the
"Shares"). The quantity, number and class of Shares and the number of votes per
Share are listed in Schedule B hereto.

The liability of Pledgors to the Secured Creditors is limited exclusively to this pledge security; therefore, Pledgors shall no be deemed to be sureties and/or guarantors of the Company in respect of the Secured Debt. Accordingly, the liability of Pledgors shall, in all events, including, without limitation, damages upon breach of this Agreement, be limited exclusively to this Pledge security and the value of the Shares.

2. SCOPE OF PLEDGE.

The Pledge is not limited to the Shares listed on Schedule B, but includes
32,51% of all such shares of the Company issued hereafter which will be automatically subject to this Pledge Agreement, until the Secured Debt is discharged as it is necessary to make subject to the Pledge in order to maintain the percentage of 32,51% of the capital stock and voting rights mentioned in the previous Section, whether any such shares are issued under any capital increase, capitalization of irrevocable contributions, and/or payment of capital in cash or in kind, accounting revaluation, and/or distribution of stock dividends and/or merger or spin-off, and/or otherwise.

In all the foregoing events, Pledgors agree to notify the Collateral Agent and the Company in writing within 10 (ten) banking days following the relevant
Stockholders' Meeting and/or Board Meeting, and to pledge, and deliver to the
Collateral Agent, any and all shares issued that are required to be pledged under the provisions of the foregoing paragraph, which shares shall be subject to the terms and conditions of this Agreement.

3. DEBT SECURED BY THE PLEDGE.

This Pledge is granted by Pledgors to secure payment of all the obligations to the Secured Creditors assumed by the Company with respect to the Secured Debt under the Indenture, including, without limitation, the Exchange Notes, the SEC
New Notes to be issued in exchange for the Exchange Notes, and any such refinancing and or restructuring, whether total or partial, as may be hereinafter made in respect thereof. The Pledge secures the payment of principal and interest of the Secured Debt, as well as the payment of any default interest, expenses and costs of litigation as may result from the breach of the terms and conditions of the Secured Debt. This Pledge is created without prejudice to any other security interest in real or personal property previously or hereafter granted by the Company and/or its subsidiaries to the Secured
Creditors, and the Secured Creditors shall be entitled to enforce, jointly or severally, any of their guarantees against the Company and/or its Subsidiaries, in such order and manner as the Secured Creditors shall deem fit.

4. DELIVERY OF THE SHARES AND REGISTRATION OF THE PLEDGE.

To give effect to the security granted hereunder, Pledgors hereby deliver to the
Collateral Agent, and the Collateral Agent hereby receives to its satisfaction, the Shares certificates. The pledge granted hereunder is duly registered in the
Shares certificates and has further been registered by the Company in accordance with the provisions of

sections 213 and 215 of the Argentine Business Company Act No. 19, 550, as
amended and supplemented (the "BCA"). The creation of the Pledge was entered in the Minutes of Meeting of the Board of Directors dated October 22nd, 2004, attached hereto as Schedule C, at which meeting it was resolved that the Pledge be registered in the Company's Stock Ledger (the "Stock Ledger "), which was duly effected on the date hereof, as evidenced by the certified copy of folio 27 of the Stock Ledger, attached hereto as Schedule D.

5. RESTRICTIONS ON THE SHARES.

Until full payment of the Secured Debt and the resulting termination of the
Company's obligations under the Indenture, Pledgors may not sell, assign and/or otherwise transfer the Shares and/or the preemptive rights, or any other rights thereon, except in the manner and to the extent permitted under the Indenture.
Pledgors may not create any second priority lien on, or any beneficial interest in, the Shares, and may not make or adopt any decision in any manner affecting the economic or voting rights on the Shares, or on any other shares as may be pledged hereafter pursuant to Section 2 hereof.

6. OBLIGATION OF PLEDGORS IN THE EVENT OF AN INCREASE OF THE COMPANY'S CAPITAL
   STOCK.

In the event of an increase of the Company's Capital Stock, Pledgors shall be obligated to exercise their preemptive rights with respect to a number of shares which shall allow them to maintain an amount of shares representing not less than 32,51% of the Company's capital stock and voting rights, in order to prevent the rights herein granted to the Secured Creditors being affected.

Without prejudice to the foregoing, in the event of a capital increase, whether or not such increase involves any disbursement by Pledgors, the new shares resulting from the exercise of the preemptive rights on the Shares will be incorporated to the Pledge created hereunder, to such extent and in such number as it may be necessary for the Shares subject to this Pledge to continue representing 32,51% (thirty two with fifty one per cent) of the capital stock and voting rights of the Company. The share certificates issued shall be delivered to the Collateral Agent not later than three (3) days from issuance, and record of the Pledge shall be entered in the relevant certificates and the
Stock Ledger.

7. EXERCISE OF VOTING RIGHTS ON THE SHARES.

Pledgors shall retain the right to vote at Stockholders' Meetings of the Company carried by the Shares, as long as the Company and the Pledgors are not in default with respect to the obligations assumed under the Secured Debt and under this Agreement. To permit or facilitate the free exercise of such right, BONY shall notify the Collateral Agent, based on reports it receives from the Company pursuant to Sections 10.08 (a) and 10.08 (b) of the Indenture, of the Company's
compliance with its obligations and upon such notice it shall issue to Pledgors appropriate certificates of their respective holdings and of the custody of the
Shares.

8. AFFIRMATIVE AND NEGATIVE COVENANTS OF PLEDGORS.

Until the Company's Secured Debt and obligations under the Indenture are discharged in full, Pledgors irrevocably agree as follows:

A)   To give notice to the Collateral Agent of any event or act that may materially affect the economic and financial condition of the Company.

B)   To cause that the Collateral Agent be given access to the Company's accounting books and records and to any other documentation reasonably requested to the Company, and to permit the Collateral Agent to conduct reasonable inspections in the Company to verify compliance with the obligations hereunder.

C)   To give notice to the Collateral Agent of any change in the Company's capital structure.

D)   To give notice to the Collateral Agent of any Meeting of Stockholders
     and/or Board of Directors of the Company called to discuss irrevocable contributions to, or spin-off, merger and/or transformation of, the
     Company, not later than twenty (20) banking days after such meeting was held.

9.       TERMINATION OF THE PLEDGE AND RETURN OF THE SHARES.

The Parties agree that upon Company's full payment of the Secured Debt, the
Pledge hereunder shall terminate and the Collateral Agent shall return the
Shares not later than 15 (fifteen) days thereafter. Upon termination of the
Pledge, the Collateral Agent shall issue a certificate to the Company certifying that the Company's obligations under the Secured Debt have been discharged in full and consenting to the registration of the Pledge termination in the Share certificates and the Stock Ledger.

10. DUTIES OF THE COLLATERAL AGENT.

The Collateral Agent shall perform hereunder the duties listed below, and shall do such other things and perform such other duties -which at its own discretion-
are convenient and appropriate to protect the rights and interests of the
Secured Creditors under this Pledge Agreement.

10.1. Custody of the Shares. To hold the certificates evidencing the Shares and any new shares as may be issued hereafter and delivered to it pursuant to
Section 2 hereof.

10.2. To monitor that any new shares issued and delivered to it pursuant to
Section 2 hereof contain the notation of the Pledge in their respective certificates and that the Pledge on such shares has been registered in the Stock
Ledger. For such purpose, the Pledgors covenant to (i) instruct the Company to make available the Company's books to the Agent and (ii) to make available the newly issued shares certificates to the Collateral Agent in order to verify registration of the Pledge.

10.3. In the event the Company determines to invalidate and/or exchange any
Shares, to deliver and receive the appropriate Shares, ensuring that the Secured
Creditors are not adversely affected.

10.4. To give notice, through the Trustee, to the Secured Creditors holding
Secured Debt of any event that may constitute an Event of Default (as defined below) hereunder, in order to allow the Secured Creditors to act thereon with the majorities required by the Indenture and this Agreement, and to exercise all the relevant rights and actions, as the case may be.

10.5. To enforce the Pledge, when so instructed by the majorities required by
Section 12 of this Agreement.

11. EVENTS OF DEFAULT.

The events of default ("Events of Default") upon the occurrence of which the
Collateral Agent is entitled to institute proceedings to enforce the Pledge, or to take any other action or exercise any remedy shall mean Events of Default as defined under the Indenture.

In addition to the Events of Default set forth in the Indenture, the occurrence at any time, with respect to any Pledgor, of any of the events specified below shall constitute

an Event of Default hereunder, provided it is declared as such by the above mentioned majorities of Secured Creditors:

A)   Pledgors' failure to deliver to the Collateral Agent new shares of the
     Company to make them subject to the Pledge pursuant to Section 2 hereof.

B)   Inaccuracy of any of the representations, statements or warranties made by
     Pledgors in this Agreement.

C)   Pledgors' failure to comply with any of their obligations hereunder in a timely manner, and

D)   The commencement of voluntary bankruptcy or insolvency proceedings by any of the Pledgors, the execution of an APE or the filing of a petition in bankruptcy against any of the Pledgors, which shall have not been dismissed.

12.  COMMENCEMENT OF ENFORCEMENT OF THE PLEDGE.

For the Collateral Agent to be entitled to commence enforcement of the Pledge, he shall receive in writing from BONY a written communication signed by a
Responsible Officer (as such term is defined in the Indenture) instructing the
Collateral Agent to proceed in such respect, provided however that BONY has received such direction from the required Secured Creditors. Such instruction shall be given not later than 10 days after the Secured Creditors representing the majority in principal amount of the Secured Debt shall have requested in writing the enforcement of the Pledge upon a declaration of acceleration of the
Secured Debt under Section 5.02 of the Indenture.

13. PLEDGE ENFORCEMENT PROCEEDINGS.

Upon the requirement provided for in Section 12 having been complied with, the
Collateral Agent may enforce the Pledge on the Shares and on any shares as shall have been pledged hereafter. For enforcement purposes, the procedure set forth in section 585 and related sections of the Argentine Commercial Code shall apply. The notice required under the above mentioned regulation shall be published during 5 (five) days in at least 2 (two) leading newspapers in Buenos
Aires, selected at the discretion of the Collateral Agent.

The Collateral Agent may enforce the security interest granted herein without prior demand (whether judicial or administrative), by causing the sale in cash of the Shares and any shares pledged hereafter to the highest bidder. For such purpose, the Collateral Agent shall designate the auctioneer or stock exchange broker who will conduct the auction, which will be held at the Buenos Aires
Stock Exchange (Bolsa de Comercio de Buenos Aires) or, in default thereof, at any such place as the Collateral Agent shall designate within the City of Buenos
Aires. The sale by auction shall be made in U.S. dollars, at an opening bid price equal to the Secured Debt outstanding at that date, which outstanding amount shall be previously notified in writing by BONY to the Collateral Agent.
The Collateral Agent will notify the potential bidders of such outstanding amount of the Secured Debt. If no bid is submitted, a second auction shall be conducted half and hour later at the opening bid price reduced by 50% (fifty percent). If no bid is submitted thereat, a new auction shall be conducted on a later date, starting at the opening bid price reduced by 50%; if this auction fails, a new auction may be conducted within half an hour without an opening bid price. The proceeds of the auction shall be applied as follows:

A)       To the payment of any tax on the transfer of the Shares sold upon enforcement, the auctioneer's or stock broker's fees, professional fees and other auction expenses.

B)       The Collateral Agent will receive the total remaining balance of the proceeds and apply such balance to the repayment of the Secured Debt, for which purpose the Collateral Agent shall transfer to the Trustee such funds to be distributed among the Secured Creditors.

C)       The remaining balance, if any, shall be distributed by the Collateral
         Agent ratably among Pledgors, according to their equity interest, within 15 (fifteen) days after the relevant payments.

D)       If the sale proceeds are not sufficient to cover the Secured Debt,
         Pledgors shall be released from any obligation to the Collateral Agent and the Secured Creditors, since its personal liability is limited exclusively to the value of the Shares, notwithstanding the Secured
         Creditors right to enforce any other collateral or to file any other proceedings to protect their rights.

E)       The Secured Creditors may not set-off their claims at the auction.

14.      REPRESENTATIONS AND WARRANTIES OF PLEDGORS.

Pledgors make the following representations and warranties to the Collateral
Agent with respect to the Shares:

A)   The Company is a validly existing corporation, duly organized under the laws of the Republic of Argentina on October 22, 1973, as evidenced in its
     Bylaws, filed with the Argentine Registry of Commerce - Registrar of
     Companies of the City of Buenos Aires on May 17, 1976 under number 1163,
     Book 85, Volume "A" of Corporations;

B)   The Shares have been validly issued, are 100% (one hundred per cent)
     paid-in and are not subject to call options or similar rights of any person;

C)   The Stock Ledger is duly notarized, its records are complete and it is kept by the Company as required by law;

D)   As evidenced in folio 27 of the Stock Ledger, Pledgors hold 100% (one hundred per cent) of the shares representing the entire Capital Stock of the Company, the structure of which is shown in the following table:

                               CLASS B       CLASS A
                              FIVE VOTE     ONE VOTE                                      PERCENTAGE OF
       SHAREHOLDERS            SHARES        SHARES      TOTAL SHARES     TOTAL VOTES     TOTAL SHARES
--------------------------- -----------   -----------   ------------    --------------     ------------

Pascual Mastellone......... 35,211,300    56,333,283    91,544,583      232,389,783        22.3332647%
Victorio Bruno Mastellone.. 35,211,297    56,333,278    91,544,575      232,389,763        22.3332627%
Jose Mastellone............ 35,211,297    56,333,278    91,544,575      232,389,763        22.3332627%
Dallpoint Investments LLC.. 68,548,112    66,720,533    135,268,645     409,461,093        33.0002099%
                            -----------   -----------   ------------    --------------     ------------
Total...................... 174,182,006   235,720,372   409,902,378     1,106,630,402      100.00%
                            ===========   ===========   ============    ==============     ============

The Pledgors hereby represent and warrant that there are not shares pending to be issued, nor an agreement with third parties to issue new shares, or to increase or decrease the Company's stock capital, or any other document that could vary the Company's stock capital.

E) Pledgors are the sole holders of the Shares and are not subject to any restriction preventing the creation of the Pledge; and

F) The Shares are not subject to any attachment, pledge, beneficial interest or any injunction or lien of any nature;

15. ADDITIONAL REPRESENTATIONS OF PLEDGORS.

Additionally, Pledgors represent to the Collateral Agent that:

A)   Either no authorization is required for the execution, delivery and performance of this Agreement by Pledgors and the consummation of the events contemplated hereby, or such authorization has been duly given by the appropriate corporate authority.

B)   This Agreement has been validly executed and delivered by Pledgors and constitute their legal and binding obligation, enforceable against Pledgors in accordance with its terms and the provisions of Argentine law.

C)   The execution, delivery and performance of this Agreement by Pledgors does not, and no other document to be executed and delivered by Pledgors hereunder in compliance with the terms and conditions hereof will, (i)
     contravene or conflict with any provision of the Bylaws of the Company or of Pledgors, as the case may be, (ii) contravene or result in violation of, or default under, or constitute grounds for acceleration or amendment of, the terms and conditions of any agreement which is binding upon the Company or Pledgors; (iii) contravene any law applicable to Pledgors or any of their respective assets (iv) contravene any resolution, decision or ruling by any government or judicial authority applicable to the Company or
     Pledgors or any of their respective assets.

16.  SPOUSE'S CONSENT.

For purposes of the consent required by section 1277 of the Argentine Civil
Code, this agreement is also executed by Mrs. Maria Rosa Carrubba, Libreta
Civica N(o) 3.981.886, spouse of Mr. Jose Mastellone, and by Mrs. Clide
Petrona Ubellart, Libreta Civica N(o) 4.231.272, spouse of Mr. Victorio
Bruno Mastellone.

17.      RIGHTS AND INDEMNITIES OF THE COLLATERAL AGENT.

17.1.    Compensation: During the effectiveness hereof, the Collateral Agent shall be entitled to receive an annual compensation, payable in advance, equivalent to US$3,187.50 together with any taxes applicable thereon (including, without limitation, Value Added Tax), which shall be paid by the Company not more than five days after execution hereof and on each anniversary of the transaction; provided however, that the
         Collateral Agent may

         -at its option- debit the aforementioned compensation from the
         Company's Account, with this Agreement constituting an express and irrevocable instruction by the Company in such respect.

17.2.    Indemnity: The Pledgors and/or the Company covenant to indemnify and hold the Collateral Agent and BONY, and their respective directors, officers, employees and agents harmless against any liabilities, expenses, damages and other costs of any kind or nature (including fees of legal counsel) incurred by or claimed against them as a result of or in connection with the performance of their duties as Collateral
         Agent hereunder, unless such damages are a direct result of their gross negligence or willful misconduct. The Parties agree that the
         Pledgors may comply with this obligation either directly or through the Company, in which event the Pledgors shall take the relevant actions for such purpose within the Company. The obligations assumed hereunder shall survive discharge of the Pledge and termination of the
         Collateral Agent or BONY. The Collateral Agent may at any time obtain independent advise as to any alternative relating to this Agreement.
         If the Company incurs in default in compliance with its obligations under the Secured Debt, or if the Pledgors incur in default in compliance with their obligations hereunder, the Pledgors and/or the
         Company shall be required to reimburse the fees as may be payable for such advise, to the extent that they are reasonable. In no event shall
         BONY or the Collateral Agent be liable for any indirect, special, punitive or consequential loss or damage of any kind whatsoever, including but not limited to, lost profits, even if BONY or the
         Collateral Agent have been advised of the likelihood of such loss or damage and regardless of the form of action. In no event shall BONY or the Collateral Agent be liable for any failure or delay in the performance of their obligations hereunder because of circumstances beyond their control, including, but not limited to, acts of God, flood, war (whether declared or undeclared), terrorism, fire, riot, embargo, government action, including any laws, ordinances, regulations, governmental action or the like which delay, restrict or prohibit the providing of the services contemplated by this Agreement.

17.3.    Resignation and Removal: The Collateral Agent may resign at any time and without cause as Collateral Agent hereunder upon not less than 60 calendar days prior due notice in writing to the Company, in which event the Company shall appoint a substitute Collateral Agent to whom it shall deliver all the certificates evidencing the Shares received from the Pledgors within a term of 30 days after it being so notified.
         If within 10 days after expiration of the aforementioned 60 day term, the Company shall have not designated the substitute Collateral Agent,

         the Collateral Agent shall be entitled to appoint its successor from among the financial institutions authorized to operate in Argentina.

17.4.    Upon express instructions from the majority of Secured Creditors, the
         Company may at any time and without cause remove the Collateral Agent by means of due notice in writing, in which event, the latter shall deliver to BONY all the certificates evidencing the Shares received from the Pledgors not more than 10 days after being so notified.

18.      MISCELLANEOUS.

18.1 Assignment: No Pledgor may assign its rights and obligations hereunder, or any right provided for herein, whether such right arises by operation of law or otherwise, without the previous and written consent of the Collateral Agent.
Additionally, this pledge is accessory to the Secured Debt; therefore it shall be understood that the Pledgees have automatically assigned their rights hereunder -in the applicable proportion- upon any assignment or transfer by the
Pledgees of the Secured Debt under the terms of the Indenture. No person shall hold any right hereunder unless such person holds Secured Debt. This Agreement shall be binding on the Parties' successors and permitted assignees.

18.2 Entire agreement and severability: Unless otherwise provided herein, this
Agreement constitutes the entire agreement between the Parties and supersedes all prior oral or written agreements or understandings between the Parties with respect to the subject matter hereof, and does not purport to grant any right or remedy to any other person. If any court of competent jurisdiction shall adjudge any provision or portion thereof to be invalid or unenforceable in any respect, then such provision shall be limited to the terms that the court shall hold enforceable and remain valid as such. The declaration of invalidity, illegality or unenforceability of any provision or portion thereof by a court shall not affect the validity of the remaining provisions of this Agreement.

18.3 Schedules: Any matter included in any Schedule of this Agreement shall be deemed incorporated into this Agreement for all purposes hereof.

18.4 Notices: All notices required hereunder shall be in writing and delivered to the Parties personally or by telex, letter document, registered mail with return receipt requested or any other means of notice meeting the rules for submission as evidence, and shall be deemed delivered upon receipt thereof at the following addresses:

         To the Collateral Agent
         Banco Rio de la Plata S.A.
         Bartolome Mitre 480
         City of Buenos Aires
         Attn: Mr. Eduardo Rodriguez Sapey - Mrs. Bettina Garcia
         Telephone: (5411) 4341-1013/1018

         To Pledgors:
         Encarnacion Ezcurra 365 - 2(o) floor, Of. 310
         City of Buenos Aires
         Attn: Rodolfo Gonzalez
         Telephone: (5411) 4 318-5000

With copy to:

              Cibils Robirosa - Labougle - Ibanez
              Av. Corrientes 345, piso 9(o),
              City of Buenos Aires
              Attn: Dres. Joaquin Labougle/Joaquin Ibanez
              Telephone: (5411) 4327-1500

The foregoing domiciles shall be valid unless notice of change is given to the other Parties by any means of notice meeting the rules for submission as evidence.

18.5 Governing Law: This Agreement shall be governed by, and construed in accordance with, the laws of the Republic of Argentina.

18.6. Jurisdiction: For all purposes of this Agreement, the Parties irrevocably submit themselves to the jurisdiction of the ordinary courts of the City of
Buenos Aires, hereby waiving any other venue or jurisdiction as may otherwise apply.

18.7 Representation of the Collateral Agent: The Collateral Agent hereby represents that as of the date hereof it is not a creditor of the Company as a holder of Secured Debt.

18.8 Interpretation: For all purposes of this Agreement, unless otherwise expressly provided herein or required by context:

     (a)  the terms defined in this Agreement shall have the meanings assigned to them herein and include the plural as well as the singular number;

     (b)  words importing gender include both genders;

     (c)  any reference to a "Section" or a "Schedule" refers to a Section or a
          Schedule, as the case may be, of this Agreement;

     (d)  all references to this Agreement or Pledge and the words "herein",
          "hereof", "hereto" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article,
          Section, Schedule or other subdivision;

     (e)  any reference to "includes" or "including" shall mean "including, without limitation";

     (f)  all references to any agreement or contract, including this Agreement, shall mean such agreement or contract together with all schedules, annexes and attachments thereto and as such agreement or contract may be amended, restated, supplemented or otherwise modified from time to time, and

     (g)  The headings of the sections, paragraphs, and subsections of this
          Agreement are inserted for convenience of reference only and shall not affect the interpretation hereof.

     (h)  unless otherwise expressly defined in this Agreement capitalized terms shall have the meanings assigned thereto in the Offering Memorandum, a copy of which is attached hereto as Schedule E.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date and in the place first above written, in three (3) counterparts, one for each Party, each of which shall be deemed an original and together shall constitute one and the same instrument.

     /s/ Pascual Mastellone                     /s/ Walter Salvatori
     /s/ Victorio Mastellone                    /s/ Claudio Cesario
     /s/ Jose Moreno                            /s/ Nicolas del Campo Wilson
     /s/ Carlos M. Agote

                                   SCHEDULE A
                                    INDENTURE

                                   SCHEDULE B
                    SHARES PLEDGED UNDER THE PLEDGE AGREEMENT

                                   SCHEDULE C
       MINUTES OF MEETING OF THE BOARD OF DIRECTORS REGISTERING THE PLEDGE

                                   SCHEDULE D
              COPY OF THE RELEVANT FOLIO 27 OF THE STOCK LEDGER OF
          MASTELLONE HNOS. S.A. SHOWING THE REGISTRATION OF THE PLEDGE.

                                   SCHEDULE E
                               OFFERING MEMORANDUM